AmeriPrime Funds Amendment No. 5

                       Agreement and Declaration of Trust


         1. Pursuant to Sections 4.1 and 7.3 of the Agreement and Declaration of Trust of AmeriPrime Funds and effective upon the execution of this document, the undersigned, being a majority of the trustees of AmeriPrime Funds, hereby change the name of the "Fountainhead Value Fund" series to the "Fountainhead Special Value
Fund."

         2. With the aforementioned name change, the AmeriPrime Funds consists of six (6) series of shares designated as follows: Carl
Domino Equity Income Fund, AIT Vision U.S. Equity Portfolio, GLOBALT
Growth Fund, Fountainhead Special Value Fund, The MAXIM Contrarian
Fund and the IMS Capital Value Fund (the "Series").

         3. The relative rights and preferences of each Series shall be those rights and preferences set forth in Section 4.2 of the Agreement and Declaration of Trust of AmeriPrime Funds.

         4. This document shall have the status of an Amendment to said Agreement and Declaration of Trust, and may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



                                              /s/
                                              Steve L. Cobb



                                              /s/
                               Gary E. Hippenstiel



                                              /s/
                             Kenneth D. Trumpfheller


December 19, 1996






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